UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Earliest event reported): September 19, 2006

BIOPHAN TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	0-26057	82-0507874
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

   150 Lucius Gordon Drive, Suite 215 West Henrietta, New York   14586
   (Address of principal executive offices) (Zip code)

                               (585) 214-2441
(Registrant’s telephone number (including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 -- Entry into a Material Definitive Agreement.

On September 19, 2006, we entered into a Lease, with Schoen Place, LLC, for new corporate headquarters located at 15 Schoen Place, Pittsford, New York. The lease covers approximately 4,470 square feet of office space and approximately 1,000 of laboratory space. The lease term extends to November 30, 2021, subject to our right to terminate at any time after August 31, 2008 upon 90 days’ notice.

For the lease years commencing December 1, 2006 and 2007, we will pay an annual base rent of $89,558. For each year commencing on December 1, 2008 and continuing through November 30, 2010, the base rent will increase by 5% over the previous year’s rent. For each year commencing on December 1, 2010 and continuing through November 30, 2016, the base rent will increase by 3% over the previous year’s rent. The landlord will be responsible for all real property taxes for the first 38 months of the lease term; thereafter, the landlord will absorb the first 3% of any increase in the real property taxes on the premises in which our facility is located and  two-thirds of the remaining 97% of any such increase, while we have agreed to reimburse the landlord for our proportionate share (48%) of the remaining one-third such 97%. We have agreed to pay our proportionate share of the electric, water and other utility charges for premises’ interior common areas.

We expect our lease costs at the new facility to be approximately $22,000 less than the lease costs at our present facility, representing a cost savings of approximately 19.6%.

The Lease contains other customary provisions covering such matters as assignment and subleasing, maintenance of the premises, insurance, signage parking, environmental matters and quiet enjoyment. The Lease is filed herewith as Exhibit 10.1 and the foregoing description of the Lease is qualified in its entirety by reference to such Exhibit.

We expect to occupy the premises in January 2007.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Lease between Schoen Place LLC and Biophan Technologies, Inc.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOPHAN TECHNOLOGIES, INC.

Date: November 9, 2006	By:	/s/ Darryl L. Canfield
Darryl L. Canfield
Vice-President, Treasurer and Chief Financial Officer